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                                                                   EXHIBIT 10.65


                              RETENTION AGREEMENT

         This Retention Agreement ("Agreement") is made and entered into effective October 1, 2002 by and between Mirant Services, LLC. (hereinafter "Mirant"), and Edwin H. Adams (hereinafter "Adams").

                                  WITNESSETH:

         WHEREAS, Mirant desires to continue to secure the services of Edwin H. Adams as an executive of Mirant; and

         WHEREAS, Edwin H. Adams desires to continue to be employed by Mirant in this capacity; and

         WHEREAS, Mirant and Adams wish to enter into this Retention Agreement setting forth the terms and conditions of such employment,

         NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereby agree as follows:

         1. Employment Duties. During the term of this Agreement, Adams agrees to be a full-time employee of Mirant and devote his full and exclusive business time, energy and skill to the business and affairs of Mirant. He shall perform all of his duties properly and faithfully in the best interest of Mirant and will not intentionally become involved in any personal matters which adversely affect or reflect on Mirant.

         2. Term. The term of this Agreement is for five years from October 1, 2002. At the end of the term of this Agreement, if it has not been terminated earlier pursuant to paragraph 4, Adams will become an at-will employee of Mirant.

         3.       Retention Benefits.

                  In consideration for Adams' agreement to remain employed with Mirant during the term of this Agreement, Mirant agrees to provide the following payments and benefits to Adams on the Schedule set forth below:

             Date               Cash Payment     Restricted Stock Units (RSUs)
             ----               ------------     -----------------------------
         October 1, 2003        $300,000              - 0 -
         October 1, 2004        $300,000         75,000 shares vest
         October 1, 2005        $    -0-         100,000 shares vest
         October 1, 2006        $    -0-         125,000 shares vest

         Restricted Stock Units will be granted on November 5, 2002 and will be paid in stock on the day they vest. Restricted Stock Units shall have a guaranteed value of $3.00 per share on the vesting date. If the stock price is under $3.00 on the date of vesting, a cash payment will be made to account for the difference. Adams must be employed on the payment date to receive cash payment or shares. Payment of the award amounts will not be considered wages, salary or compensation under any other Mirant Benefit Plan. Appropriate withholdings will be made at time of payment.

         4. Change In Control. In the event of a Change In Control, all remaining Cash Payments will vest and be paid to Adams as soon as practical following the Change In Control and any unvested Restricted Stock Units shall be treated as prescribed by the Mirant Corporation Change In Control Benefit Determination Policy. Change In Control shall have the meaning of such term as set forth in the Mirant Corporation Change in Control Benefit Plan Determination Policy, as approved by the Board of Directors of Mirant, as such policy may be amended from time to time in accordance with the provisions therein.

         5.       Termination of Employment.

                  (a) Death or Disability. In the event of Adams' death or total disability, this Agreement shall terminate immediately. Adams shall be deemed totally


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disabled if he is eligible to receive long-term disability benefits under
Mirant's then existing long-term disability Plan. In the event of his death or disability, Adams or his estate will be entitled to a pro rata share of the next retention benefits tranche (cash or RSUs) to be paid in the year that the death or disability occurs. Any future years benefits will be forfeited. For example, if Adams becomes disabled on September 1, 2003, he would only be entitled to 11/12 of $300,000 and all amounts to vest in 2004, 2005, and 2005 will be forfeited.

                  (b) Termination for Cause. Mirant may terminate this Agreement and Adams' employment immediately hereunder for: 1) any nonapproved absence from work, unrelated to illness or physical incapacity, in excess of thirty (30) continuous days; 2) any acts or conduct by Adams involving moral turpitude that could reasonably be expected to interfere with his ability to perform the functions of his job; 3) any material dishonesty in the performance of his duties as an employee of Mirant; 4) any willful or gross negligence by Adams in complying with the terms of this Agreement or in performing his duties for Mirant; 5) any material breach of this Agreement; 6) any unauthorized disclosure of confidential information regarding Mirant. In the event of a termination pursuant to this subparagraph (5(b)), Adams will not be entitled to any further retention benefits under this Agreement except to the extent mandated by law or as otherwise agreed to at the time by Mirant and Adams.

                  (c) Termination by Mirant by Notice. Mirant shall have the additional right to terminate this Agreement and Adams' employment without cause by giving Adams written notice of termination. Such termination shall be effective immediately


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upon receipt of notice by Adams. In the event of a termination pursuant to this subsection, Adams will be entitled only to the pro rata share of the next retention benefits tranche (cash or RSUs), to be paid only in the year the termination occurs. Any future years benefits will be forfeited. Mirant will guarantee a minimum total payment of $300,000. If this minimum has already been satisfied over the course of the contract, the pro rata share will be calculated as above for the contract year.

                  (d) Termination by Adams. Adams may resign or retire on thirty (30) days written notice to Mirant. However, in the event of such a resignation or retirement, he will not be entitled to any further retention benefits hereunder.

         6.       Covenant Not To Solicit Employees

                  (a) Non-Solicitation of Employees. For a period of two years following the termination of Adams' employment with Mirant, Adams shall not solicit or attempt to solicit, directly or indirectly by assisting others, any individuals who were employees of Mirant at the time of Adams' termination of employment for purposes of inducing them to leave Mirant's employment or to accept employment or engagement with another company or entity.

                  (b) Injunctive Relief. Adams acknowledges that the covenant not to solicit is a reasonable means of protecting and preserving Mirant's investment in its business and its employees. Adams agrees that any breach of this covenant will result in irreparable damage and injury to Mirant and that Mirant will be entitled to injunctive relief in any court of competent jurisdiction without the necessity of posting any bond.


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

                  (c) Enforceability of Covenant. Mirant and Adams agree that Adams' obligation under the covenant not to solicit is separate and distinct from other provisions of this Agreement, and the failure or alleged failure of Mirant to perform its obligations under any other provisions of this Agreement shall not constitute a defense to the enforceability of this covenant not to solicit. The parties also agree that Mirant will be entitled to provable damages in addition to injunctive relief in the event of a breach of this covenant by Adams.

         7.       Nondisclosure of Trade Secrets and Confidential Information.

                  (a) Trade Secrets Defined. As used in this Agreement, the term "Trade Secret" shall mean any and all information not generally known to persons not employed by Mirant, the disclosure or knowledge of which would permit these persons to derive actual or potential economic value therefrom or to cause economic or financial harm to Mirant. Such information shall include, but not be limited to, any customer lists, customer billing information, technical information regarding Mirant products sold by Mirant, sales techniques and information concerning personnel assignments, and matters concerning the financial affairs and management of Mirant.

                  (b) Nondisclosure of Trade Secrets. Throughout the term of this Agreement and at all times following the expiration or termination of this Agreement, Adams shall not directly or indirectly transmit or disclose any trade secret of Mirant to any person, concern or entity.

                  (c) Confidential Information Defined. As used in this Agreement, the term "Confidential Information" shall mean all information that does not rise to the level


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

of a trade secret and that is not generally disclosed or known to persons not employed by Mirant.

                  (d) Nondisclosure of Confidential Information. Throughout the term of Adams' employment with Mirant and for a period of two years following the termination of Adams' employment with Mirant, Adams shall not, either directly or indirectly, transmit or disclose any confidential information to any person, concern or entity.

                  (e) Injunctive Relief. Adams acknowledges that these nondisclosure covenants are a reasonable means of protecting and preserving Mirant's interests in the confidentiality of this information. Adams agrees that any breach of these covenants will result in irreparable damage and injury to Mirant and that Mirant will be entitled to injunctive relief in any court of competent jurisdiction without the necessity of posting any bond.

                  (f) Enforceability of Covenants. Mirant and Adams agree that Adams' obligations under these nondisclosure covenants are separate and distinct from other provisions of this Agreement, and the failure or alleged failure of Mirant to perform its obligations under any provision of this Agreement shall not constitute a defense to the enforceability of these nondisclosure covenants. The parties also agree that the nondisclosure covenants survive the expiration or termination of this Agreement.

         8.       Miscellaneous.


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                  (a)      Waiver. The waiver by any party to this Agreement of
a breach of any of the provisions of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

                  (b) Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions of this Agreement, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

                  (c) Assignment and Successors. This Agreement may be assigned by Mirant without Adams' consent to an affiliated entity of Mirant, including one of Mirant's affiliates, any survivor entity or other successor in interest, but no such assignment shall relieve Mirant of its full responsibilities hereunder. This Agreement shall inure to the benefit of and be binding upon the parties hereto and upon their respective legal representatives and successors in interest.

                  (d) Entire Agreement. This Agreement constitutes the entire Agreement between the parties with respect to the subject matter hereof and supersedes any prior agreements, except any Confidential Agreements signed by Adams, which shall remain in full force and effect.


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

                  (e) Governing Law. This Agreement shall be governed by the laws of the State of Georgia.

         IN WITNESS WHEREOF, the parties hereto having duly executed and delivered this Employment Agreement as of the date first written above.

                                      Mirant SERVICES, LLC



                                      By: /s/ Vance Booker               [SEAL]
                                         --------------------------------



                                      /s/ Edwin H. Adams                 [SEAL]
                                      -----------------------------------
                                      Edwin H. Adams



--------------------------
Witness


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